Exhibit 99.1

FOR IMMEDIATE RELEASE:

DrugMax Names James E. Searson as New Chief Financial Officer

Farmington, CT, May 23, 2005 – DrugMax, Inc. (Nasdaq: DMAX), a specialty pharmacy and drug distribution provider, today announced that James E. Searson, a member of DrugMax’s Board of Directors and Chairman of the Company’s Audit Committee, has been appointed DrugMax’s new Chief Financial Officer. He will replace Dale J. Ribaudo, Senior Vice President and Chief Financial Officer, who has resigned from the Company to pursue other endeavors.

Mr. Ribaudo has indicated his desire to assist in a smooth transition and will continue to stay with the Company in a full-time capacity until June 3, 2005. Thereafter, he will serve DrugMax as a part-time consultant working on special projects.

Mr. Searson, who is signing a one-year contract with DrugMax, will serve as Chief Financial Officer of the Company through the first quarter of fiscal year 2006. Mr. Searson will remain on the DrugMax Board of Directors. Board member Laura Witt will immediately assume the position of Audit Committee Chair. Peter Grua, another current member of DrugMax’s Board, has agreed to join the Company’s Audit Committee as its third independent member.

Ed Mercadante, R.Ph., Co-Chairman and Chief Executive Officer of DrugMax, said, “Since joining the DrugMax Board, Jim has proven his ability to lead. He has a deep understanding of the drivers of both our market and our business and, as a former audit and office managing partner with Ernst & Young, he brings broad financial expertise to the Company. We are very pleased to welcome Jim to our management team.”

“We thank Dale for his many contributions to the creation of the new DrugMax,” continued Mr. Mercadante. “We hope this change will provide Dale with the flexibility he desires to pursue his interests while maintaining a relationship with our company.”

A Certified Public Accountant, Mr. Searson worked at Ernst & Young from 1975 through 2004, most recently as an audit partner who managed the firm’s office in Hartford, CT. He also served in Ernst & Young’s offices in Chicago, IL; Zurich, Switzerland; Hamburg, Germany; and Munich, Germany. During his tenure at Ernst & Young, Mr. Searson provided audit, accounting, financial due diligence and reporting counsel and services to multinational manufacturing, distribution and service companies. Mr. Searson has a BSBA degree in Accounting from John Carroll University, and also has completed the International Executive Management and Executive Management programs at Northwestern University. He is a member of the American Institute of Certified Public Accountants (AICPA).

About DrugMax, Inc.

DrugMax, Inc. is a specialty pharmacy and drug distribution provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. DrugMax works closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions. The Company is focused on building an integrated specialty drug distribution platform through its drug distribution and specialty pharmacy operations. DrugMax operates two drug distribution facilities, under the Valley Drug Company and Valley Drug South names, and 77 specialty pharmacies in 13 states under the Arrow Pharmacy & Nutrition Center and Familymeds Pharmacy brand names. The DrugMax platform is designed to provide services for the treatment of acute and complex health diseases including chronic medical conditions such as

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cancer, diabetes and pain management. The Company often serves defined population groups on an exclusive, closed panel basis to maintain costs and improve patient outcomes. DrugMax offers a comprehensive selection of brand name and generic pharmaceuticals, non-prescription healthcare-related products, and diagnostic supplies to its patients, independent pharmacies, physicians, clinics, long- term care and assisted living centers. More information about DrugMax can be found at www.drugmax.com. The Company’s online product offering can be found at www.familymeds.com.

Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by DrugMax, Inc., including those contained herein, that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, are statements regarding the intent, belief or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates, and include among other items, statements regarding (a) DrugMax’s strategies regarding growth and business expansion, including its strategy of building an integrated specialty drug distribution platform with multiple sales channels, (b) its merger with Familymeds Group, Inc. and its plan to integrate the two companies, (c) its financing plans, (d) trends affecting its financial condition or results of operations; and (e) its ability to continue to control costs and to meet its liquidity and other financing needs. Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions are generally intended to identify forward-looking statements.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) management’s ability to integrate DrugMax and Familymeds and to increase sales to target physician groups, (ii) changes in the regulatory and general economic environment related to the health care and pharmaceutical industries, including possible changes in reimbursement for healthcare products and in manufacturers’ pricing or distribution policies; (iii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iv) changes in the competitive marketplace that could affect DrugMax’s revenue and/or cost bases, such as increased competition, lack of qualified marketing, management or other personnel, and increased labor and inventory costs; and (v) changes regarding the availability and pricing of the products which DrugMax distributes, as well as the loss of one or more key suppliers for which alternative sources may not be available. Further information relating to factors that could cause actual results to differ from those anticipated is included under the heading Risk Factors in DrugMax’s Form 10-Q for the quarter ended April 2, 2005 filed with the U.S. Securities and Exchange Commission. DrugMax disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

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For more information, contact:

Jason Thompson or Chuck Dohrenwend

The Abernathy MacGregor Group

212-371-5999

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